UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2017

People’s Utah Bancorp
(Exact name of registrant as specified in its charter)

Utah	001-37416	87-0622021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Main Street American Fork, UT
(Address of principal executive offices)

84003
(Zip code)

(801) 642-3998
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2017, People’s Utah Bancorp (“PUB”) appointed Len E. Williams to its Board of Directors, effective at PUB’s March 2017 board meeting.  Mr. Williams is the former Director, President and Chief Executive Officer of Home Federal Bancorp (a public company) and its subsidiary, Home Federal Bank. He joined Home Federal Bank as President in September 2006, was appointed as a director of Home Federal Bank and Home Federal Bancorp in April 2007 and became President and Chief Executive Officer of Home Federal Bancorp in January 2008. He remained in that position until the company sold in 2014.  Mr. Williams has over 35 years of successful commercial banking experience serving in many regional and national leadership roles. Prior to joining Home Federal Bank, Mr. Williams was Head of Business Banking with Fifth Third Bank. From 1987 to 2005, he held several management positions with Key Bank, including President of the Business Banking Division, Bank’s Executive Council, President of the Colorado District and Regional Leader over commercial banking.  PUB believes that Mr. Williams’ strong banking and commercial lending background and his public company experience will be a valuable addition to its Board of Directors.  Mr. Williams is an “independent director” under the listing standards of NASDAQ.

Mr. Williams holds an M.B.A. from the University of Washington and is a graduate of the Pacific Coast Banking School.

Mr. Williams will be compensated for his service in accordance with PUB’s compensation program for directors as set forth in PUB’s proxy statement filed with the Securities and Exchange Commission.

Mr. Williams has been appointed to fill the term of Mr. Melvin Kirkham, who retired in January 2017.  His term will expire at the annual meeting of shareholders in 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Utah Bancorp

Date: February 17, 2017	By:	/s/ Richard T. Beard
Richard T. Beard
President and Chief Executive Officer

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